                                                                   EXHIBIT 99.3
                     NORTHPOINT COMMUNICATIONS GROUP, INC.

                               Offer to Exchange
                                all outstanding
                         12 7/8% Senior Notes due 2010
                                      for
                         12 7/8% Senior Notes due 2010

To Securities Dealers, Commercial Banks
 Trust Companies and Other Nominees:

  Enclosed for your consideration is a Prospectus dated                , 2000
(as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by NorthPoint Communications Group, Inc., a Delaware corporation (the "Company"), to exchange up to $400,000,000 in principal amount of its 12 7/8% Senior Notes due 2010 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for all of its issued and outstanding 12 7/8% Senior Notes due 2010, issued and sold in a transaction exempt from registration under the Securities Act (the "Old Notes"), upon the terms and conditions set forth in the Prospectus.

  We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own name. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Old Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

  Enclosed are copies of the following documents:

  1. The Prospectus;

  2. A Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients;

  3. A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer;

  4. A form of Notice of Guaranteed Delivery; and

  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  Your prompt action is requested. The Exchange Offer will expire at 5:00
p.m., New York City Time, on              , 2000, unless extended (the
"Expiration Date"). Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

  To tender Old Notes, certificates for Old Notes or a book-entry confirmation, a duly executed and properly completed Letter of Transmittal or a facsimile thereof and any other required documents, must be received by the Exchange Agent as provided in the Prospectus and the Letter of Transmittal.

  Additional copies of the enclosed material may be obtained from The Bank of New York, the Exchange Agent, by calling (212) 815-3738.

  Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the company or the exchange agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.